Exhibit 8

Company	Country of Incorporation
Nokia Inc	United States
Nokia GmbH	Germany
Nokia UK Limited	England & Wales
Nokia TMC Limited	South Korea
Nokia Telecommunications Ltd	China
Nokia Finance International B.V	The Netherlands
Nokia Komárom Kft	Hungary
Nokia India Pvt Ltd	India
Nokia Spain S.A.U	Spain
Nokia Italia S.p.A.	Italy
Nokia do Brazil Technologia Ltda	Brazil
Nokia Siemens Networks B.V.	The Netherlands
Nokia Siemens Networks Oy	Finland
Nokia Siemens Networks GmbH & Co KG	Germany
Nokia Siemens Networks Pvt. Ltd.	India